Exhibit 99.1

NEWS RELEASE
    Contacts:
    Investor: Patrick Fossenier 1+ 734-757-1557                                          News Media: Gary Frantz 1+ 734-757-1558
CON-WAY INC. REPORTS 2013 THIRD-QUARTER RESULTS
ANN ARBOR, Mich. -October 30, 2013-Con-way Inc. (NYSE:CNW) today reported 2013 third-quarter net income of $30.6 million, or 53 cents per diluted share. The results compare to third-quarter 2012 net income of $25.3 million, or 45 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 58 cents in the 2013 third quarter compared to 45 cents in last year’s third quarter. (Non-GAAP items, consisting solely of tax-related adjustments, were primarily in the 2013 third quarter and are detailed in the attached reconciliation.)
Operating income in the third quarter was $67.7 million, a 22.6 percent increase from the $55.2 million earned in the third quarter a year ago. Revenue for the third quarter in both years was $1.40 billion.
Commenting on the quarter’s results, Douglas W. Stotlar, Con-way’s president and CEO, noted that Con-way Freight made steady progress with its strategic initiatives. In addition, Menlo Worldwide Logistics continued to experience lower operating income as it implemented several complex new projects, while Con-way Truckload managed through an inconsistent demand environment which created challenges for fleet utilization and its ability to sufficiently increase rates to keep pace with rising costs.
Con-way Freight reported higher revenue and operating income compared to last year’s third quarter. “Our less-than-truckload company is consistently executing against its current initiatives of lane-based pricing and line-haul optimization, both of which are on track and delivering expected results,” said Stotlar. “As we continue to invest in and deploy the next stages of our plans, we expect further improvement.”

Menlo Worldwide Logistics recorded a decrease in third quarter revenues, yet achieved an increase in net revenues (revenues less purchased transportation) resulting from growth in warehouse services, partially offset by a decline in transportation management business.   “Menlo is implementing several large new projects, which have contributed to growth in net revenue while also having an adverse impact on operating income,” Stotlar noted.  “As these projects become fully operational, we expect their negative impact on operating income to subside. Despite the expected margin improvement from these projects, increased employee costs and IT investments may constrain Menlo’s income growth next year.”
Con-way Truckload recorded a slight increase in revenue for the third quarter while operating income declined, reflecting a weak demand environment and cost headwinds. “Con-way Truckload is focused on improving its mix of freight and increasing network efficiency while delivering consistent, high-quality service to customers,” said Stotlar.
Con-way’s third-quarter effective tax rate was 42.8 percent, compared to 38.5 percent for the same period in 2012. The third-quarter 2013 rate was adversely affected by foreign income taxes, along with discrete and other tax adjustments (presented in the attached reconciliation).
Segment results in the third quarter for Con-way’s principal operations were as follows:
FREIGHT
For the third quarter of 2013, Con-way Freight reported:

•	Revenue of $899.3 million, a 4.8 percent increase from last year’s third-quarter revenue of $858.3 million. Revenue in the quarter benefited from improved yield and higher average daily tonnage.

•
Operating income of $51.6 million, a 49.7 percent increase from the $34.4 million earned in the year-ago period. The higher operating income resulted from pricing and network efficiency initiatives, and lower employee benefits expense, primarily health care. These items were largely offset by higher claims activity and IT expense.

•	Revenue per hundredweight, or yield, increased 2.5 percent from the previous-year third quarter. Excluding fuel surcharge, yield rose 2.4 percent.

•	Total tonnage was up 1.8%, and tonnage per day increased 1.0 percent compared to the 2012 third quarter.

•	Operating ratio of 94.3 in the 2013 third quarter improved from 96.0 percent in the previous-year period.

LOGISTICS
For the third quarter of 2013, Menlo Worldwide Logistics reported:

•
Revenue of $380.5 million, down 11.0 percent from the prior-year third-quarter revenue of $427.8 million. Lower revenue primarily reflected a decline in transportation-management services partially offset by an increase in warehouse-management services.

•	Net revenue of $172.8 million, an 8.2 percent increase from $159.8 million in the previous-year third quarter driven by the growth in warehouse-management services.

•
Operating income of $8.2 million, a 25.6 percent decline from last year’s third quarter operating income of $11.0 million. Operating income was lower due to the start-up of several new warehouse-management contracts.

TRUCKLOAD
For the third quarter of 2013, Con-way Truckload reported:

•
Revenue of $162.2 million, a 1.3 percent increase compared to last year’s third-quarter revenue of $160.1 million. Higher revenue includes the effects of a 1.2 percent increase in loaded miles and a 0.4 percent increase in revenue per loaded mile.

•
Operating income of $9.0 million, a 20.4 percent decline from the $11.3 million in last year’s third quarter. Results were adversely affected by weak demand and a challenging rate environment. In addition, results reflect higher expenses due to regulatory changes along with increased maintenance and depreciation, partially offset by lower employee benefit expense, primarily health care.

•	Empty miles of 9.3 percent, compared to 9.5 percent in the previous-year third quarter.

•	Operating ratio exclusive of fuel surcharges of 92.9, compared to 90.9 in the third quarter of 2012.
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $1.0 million in the third quarter of 2013 compared to an operating loss of $1.5 million in the third quarter of 2012.

INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, October 31, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 80601513. An Internet replay and podcast of the presentation will also be available at the Con-way site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2012 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of October 30, 2013, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues
Freight	$899,254	$858,276	$2,619,065	$2,567,847
Logistics [a]	380,549	427,790	1,143,284	1,294,965
Truckload	162,179	160,094	480,986	480,337
Corporate and Eliminations	(43,961)	(42,047)	(127,780)	(126,779)
	$1,398,021	$1,404,113	$4,115,555	$4,216,370
Operating Income (Loss)
Freight [b]	$51,570	$34,441	$122,283	$122,372
Logistics [c]	8,178	10,990	20,749	35,972
Truckload	8,971	11,273	29,799	36,442
Corporate and Eliminations [d]	(1,044)	(1,491)	2,742	(3,740)
	67,675	55,213	175,573	191,046

Other Income (Expense)	(14,297)	(14,055)	(42,571)	(43,769)
Income before Income Tax Provision	53,378	41,158	133,002	147,277
Income Tax Provision	22,821	15,854	45,543	54,527
Net Income	$30,557	$25,304	$87,459	$92,750

Weighted-Average Common Shares Outstanding
Basic	56,714,423	55,906,636	56,390,621	55,806,937
Diluted	57,362,834	56,463,535	57,065,146	56,432,216

Earnings per Common Share
Basic	$0.54	$0.45	$1.55	$1.66
Diluted	$0.53	$0.45	$1.53	$1.64

[a] Logistics' net revenue
Revenue	$380,549	$427,790	$1,143,284	$1,294,965
Purchased transportation expense	(207,712)	(268,031)	(651,920)	(817,645)
Net revenue	$172,837	$159,759	$491,364	$477,320

[b] Includes $3.9 million of prior-year second-quarter gains from the sale of properties.

[c] Includes a $3.7 million current-year second-quarter charge for an increased reserve on international accounts receivable.

[d] Includes a $5.6 million current-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Income	$30,557	$25,304	$87,459	$92,750

Before-Tax Reconciling Items
Gains on sales of properties	—	—	5,612	3,941
Reserve on international accounts receivable	—	—	(3,736)	—
	—	—	1,876	3,941
Tax-Related Reconciling Items
Tax effect of items above	—	—	(732)	(1,537)
Discrete and other tax adjustments	(2,751)	116	4,072	2,984
	(2,751)	116	3,340	1,447
Adjusted Non-GAAP Financial Measures:
Net Income	$33,308	$25,188	$82,243	$87,362

Earnings per Diluted Common Share	$0.58	$0.45	$1.44	$1.55

Diluted Shares Outstanding	57,362,834	56,463,535	57,065,146	56,432,216

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Current assets	$1,215,552	$1,151,374
Property, plant and equipment, net	1,614,271	1,586,601
Other assets	411,393	414,440
Total Assets	$3,241,216	$3,152,415

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$729,114	$707,692
Long-term debt and capital leases	742,813	749,371
Other long-term liabilities and deferred credits	825,335	856,967
Shareholders' equity	943,954	838,385
Total Liabilities and Shareholders' Equity	$3,241,216	$3,152,415